Exhibit 3

CERTIFICATE OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

ACADIA HEALTHCARE COMPANY, INC.

* * * * *

Adopted in accordance with the provisions

of §§242 and 245 of the General Corporation Law

of the State of Delaware

* * * * *

The undersigned, being the duly elected Executive Vice President, General Counsel and Secretary of Acadia Healthcare Company, Inc., a corporation duly organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify as follows:

That the Certificate of Incorporation of the Corporation was originally filed on May 13, 2011. That the Certificate of Incorporation be, and hereby is, amended and restated in its entirety to read as follows as set forth in the attached Exhibit A.

That the Board of Directors of the Corporation approved the Amended and Restated Certificate of Incorporation by unanimous written consent pursuant to the provisions of Section 141(f) and 242 of the General Corporation Law of the State of Delaware and directed that such amendment be submitted to the stockholders of the Corporation entitled to vote thereon for their consideration, approval and adoption thereof.

That the stockholders entitled to vote thereon approved the Amended and Restated Certificate of Incorporation by written consent in accordance with Section 228, 242 and 245 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the undersigned does hereby certify under penalties of perjury that this Amended and Restated Certificate of Incorporation is the act and deed of the undersigned and the facts stated herein are true and accordingly has hereunto set his hand this 28th day of October, 2011.

ACADIA HEALTHCARE COMPANY, INC.

/s/ Christopher L. Howard
By:	Christopher L. Howard
Its:	EVP, General Counsel and Secretary

EXHIBIT A

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

ACADIA HEALTHCARE COMPANY, INC.

ARTICLE ONE

The name of the Corporation is Acadia Healthcare Company, Inc. (the “Corporation”).

ARTICLE TWO

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, 19801. The name of its registered agent at such address is The Corporation Trust Company. Subject to the applicable filing requirements of the General Corporation Law of the State of Delaware (the “DGCL”), the registered office and/or registered agent of the Corporation may be changed from time to time by resolution of the Board of Directors of the Corporation (the “Board of Directors”).

ARTICLE THREE

The nature of the business of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the DGCL.

ARTICLE FOUR

PART A. AUTHORIZED SHARES

The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 100,000,000 shares, consisting of:

1. 10,000,000 shares of Preferred Stock, par value $0.01 per share (the “Preferred Stock”); and

2. 90,000,000 shares of Common Stock, par value $0.01 per share (the “Common Stock”).

The Preferred Stock and the Common Stock shall have the rights, preferences and limitations set forth below.

PART B. PREFERRED STOCK

The Board of Directors is authorized, subject to limitations prescribed by law, to provide by resolution or resolutions for the issuance of shares of Preferred Stock in one or more series, and by filing a certificate pursuant to the DGCL, to establish the number of shares to be included in each such series, and to fix the voting powers (if any), designations, powers, preferences, and relative, participating, optional or other rights, if any, of the shares of each such series, and any qualifications, limitations or restrictions thereof. Within the limitations or restrictions stated in any series of Preferred Stock, the Board of Directors may increase or decrease (but not below the number of shares of any such series of Preferred Stock then outstanding) by resolution the number of shares of any such series of Preferred Stock. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the outstanding shares of capital stock of the Corporation entitled to vote thereon, without the separate vote of the holders of the Preferred Stock as a class irrespective of the provisions of Section 242(b)(2) of the DGCL, unless a vote of any such holders is required pursuant to the terms of any Preferred Stock designation.

PART C. COMMON STOCK

Except as otherwise provided by the DGCL or this Amended and Restated Certificate of Incorporation (this “Certificate of Incorporation”) and subject to the terms of any series of Preferred Stock, all of the voting power of the stockholders of the Corporation shall be vested in the holders of the Common Stock. Each share of Common Stock shall entitle the holder thereof to one vote for each share held by such holder on all matters voted upon by the stockholders of the Corporation; provided, however, that, except as otherwise required by the terms of any series of Preferred Stock, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock).

ARTICLE FIVE

The Corporation is to have perpetual existence.

ARTICLE SIX

Section 1. Board of Directors. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by statute or by this Certificate of Incorporation or the Bylaws of the Corporation, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

Section 2. Number of Directors. Subject to any rights of the holders of any class or series of Preferred Stock to elect additional directors under specified circumstances, the number of directors which shall constitute the Board of Directors shall be fixed exclusively from time to time by resolution adopted by the affirmative vote of a majority of the directors then in office.

Section 3. Classes of Directors. Beginning immediately following the effective time of the merger of PHC, Inc. with and into a wholly-owned subsidiary of the Corporation (the “Effective Time”), the directors of the Corporation, other than those who may be elected by the holders of any series of Preferred Stock under specified circumstances, shall be divided into three classes, hereby designated Class I, Class II and Class III (each a “Class”).

Section 4. Term of Office. Subject to the terms of any series of Preferred Stock, the directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote in the election of directors; provided that, whenever the holders of one or more classes or series of capital stock of the Corporation are entitled to elect, separated as a class, one or more directors pursuant to the provisions of this Certificate of Incorporation (including, but not limited to, any duly authorized certificate of designation), such directors shall be elected by a plurality of the votes of such classes or series present in person or represented by proxy at the meeting and entitled to vote in the election of such directors. The term of office of the initial Class I directors shall expire at the first succeeding annual meeting of stockholders after the Effective Time, the term of office of the initial Class II directors shall expire at the second succeeding annual meeting of stockholders after the Effective Time and the term of office of the initial Class III directors shall expire at the third succeeding annual meeting of the stockholders after the Effective Time. For the purposes hereof, the Board of Directors may assign directors already in office to the initial Class I, Class II and Class III at the Effective Time. At each annual meeting of stockholders after the Effective Time, directors elected to replace those of a Class whose terms expire at such annual meeting shall be elected for a term expiring at the third succeeding annual meeting after their election and shall remain in office until their respective successors shall have been duly elected and qualified. After the Effective Time, each director shall hold office until the annual meeting of stockholders for the year in which such director’s term expires and a successor is duly elected and qualified or until his or her earlier death, resignation or removal. Nothing in this Certificate of Incorporation shall preclude a director from serving consecutive terms. Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

Section 5. Newly-Created Directorships and Vacancies. Subject to the rights of the holders of any series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, disqualification, removal from office or any other cause may be filled only by a majority of the directors then in office, although less than a quorum or by the sole remaining director. Notwithstanding the foregoing, to the fullest extent permitted by law, until such date as Waud Capital Partners, L.L.C. and its affiliates (collectively, the “WCP Investors”) ceases to hold at least 17.5% of the outstanding Common Stock of the Corporation (such date, the “Trigger Date”), upon any vacancy in the Board of Directors for any reason of a director designated by a person or persons in accordance with the terms of the Stockholders Agreement to be entered into by and between the Corporation and the Stockholders party thereto on or about the Effective Time (as amended or restated from time to time, the “Stockholders Agreement”), the resulting vacancy on the Board of Directors shall be filled by a representative designated by the person(s) entitled to designate such director pursuant to the Stockholders Agreement. Prior to the Effective Time, a director chosen to fill a vacancy or a position resulting from an increase in the number of directors shall hold office until his or her successor is elected and qualified, or until his or her earlier death, resignation or removal. After the Effective Time, a director elected to fill a vacancy shall be elected for the unexpired term of his or her predecessor in office and until his or her successor is elected and qualified, or until his or her earlier death, resignation or removal. After the Effective Time, a director chosen to fill a position resulting from an increase in the number of directors shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor is elected and qualified, or until his or her earlier death, resignation or removal. No decrease in the authorized number of directors shall shorten the term of any incumbent director.

Section 6. Removal of Directors. Subject to the rights of the holders of any series of Preferred Stock then outstanding, to the fullest extent permitted by law, (i) until the Trigger Date, (a) a director designated by person(s) entitled to designate such director in accordance with the Stockholders Agreement may be removed at any time, either for or without cause, only upon either (x) the affirmative vote of the holders of eighty percent (80%) of the voting power of the capital stock of the Corporation outstanding and entitled to vote thereon or (y) if such director is being removed at the request of the person(s) entitled to designate such director in accordance with the Stockholders Agreement, by the affirmative vote of the holders of a majority of the voting power of the stock outstanding and entitled to vote thereon and (b) a director not designated by person(s) entitled to designate such director in accordance with the Stockholders Agreement may be removed from office only for cause and only by the affirmative vote of the holders of at least a majority of the voting power of the capital stock of the Corporation outstanding and entitled to vote thereon; and (ii) from and after the Trigger Date, a director may be removed from office only for cause and only by the affirmative vote of the holders of at least a majority of the voting power of the capital stock of the Corporation outstanding and entitled to vote thereon.

Section 7. Bylaws. In furtherance and not in limitation of the powers conferred upon it by the laws of the State of Delaware, the Board of Directors shall have the power to adopt, amend, alter or repeal the Corporation’s Bylaws. In addition to any other vote required by law, the affirmative vote of a majority of the directors then in office shall be required to adopt, amend, alter or repeal the Corporation’s Bylaws. The Corporation’s Bylaws also may be adopted, amended, altered or repealed by the stockholders; provided, however, that in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by this Certificate of Incorporation, the affirmative vote of the holders of at least a majority of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote thereon, voting together as a single class shall be required for the stockholders to adopt, amend, alter or repeal any provisions of the Bylaws of the Corporation.

Section 8. Advance Notice. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation.

ARTICLE SEVEN

To the fullest extent permitted by the DGCL as it now exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader rights than permitted prior thereto), no director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages arising from a breach of fiduciary duty as a director. Any repeal or modification of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to any act, omission or other matter occurring prior to the time of such repeal or modification.

ARTICLE EIGHT

Prior to the Effective Time, the stockholders of the Corporation may take any action by written consent in lieu of a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken and bearing the dates of signature of the stockholders who signed the consent or consents, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. On and after the Effective Time and subject to the rights of the holders of any series of Preferred Stock, (i) (A) until such time as WCP Investors no longer beneficially own at least a majority of the outstanding Common Stock of the Corporation, the stockholders of the Corporation may take any action by written consent in lieu of a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken and bearing the dates of signature of the stockholders who signed the consent or consents, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and (B) after such time, the stockholders may not take any action by written consent in lieu of a meeting, and must take any actions at a duly called annual or special meeting of stockholders and the power of stockholders to consent in writing without a meeting is specifically denied; and (ii) special meetings of stockholders of the Corporation may be called only by a resolution adopted by the Board of Directors, by at least the affirmative vote of the majority of the directors then in office.

ARTICLE NINE

Section 1. Certain Acknowledgments. In recognition of the fact that the Corporation, on the one hand, and the WCP Group (as defined below), on the other hand, may currently engage in, and may in the future engage in, the same or similar activities or lines of business and have an interest in the same areas and types of corporate opportunities, and in recognition of the benefits to be derived by the Corporation, through its continued corporate and business relations with the WCP Group (including possible service of directors, officers and employees of the WCP Group as directors, officers and employees of the Corporation), the provisions of this ARTICLE NINE are set forth to regulate and define the conduct of certain affairs of the Corporation and its Affiliated Companies, as they may involve the WCP Group, the powers, rights, duties and liabilities of the Corporation and its Affiliated Companies as well as the respective directors, officers, employees and stockholders thereof, and the powers, rights, duties and liabilities of the Corporation and its directors, officers, employees and stockholders in connection therewith.

Section 2. Renouncement of Certain Corporate Opportunities. To the fullest extent permitted by law: (i) the Corporation and its Affiliated Companies shall have no interest or expectancy in any corporate opportunity and no expectation that such corporate opportunity be offered to the Corporation or its Affiliated Companies, if such opportunity is one that any member of the WCP Group has acquired knowledge of or is otherwise pursuing, and any such interest or expectancy in any such corporate opportunity is hereby renounced, so that as a result of such renunciation, the corporate opportunity shall belong to the WCP Group; (ii) each member of the WCP Group shall have the right to, and shall have no duty (contractual or otherwise) not to, directly or indirectly: (A) engage in the same, similar or competing business activities or lines of business as the Corporation or its Affiliated Companies, (B) do business with any client or customer of the Corporation or its Affiliated Companies, or (C) make investments in competing businesses of the Corporation or its Affiliated Companies, and such acts shall not be deemed wrongful or improper; (iii) no member of the WCP Group shall be liable to the Corporation, its stockholders or its Affiliated Companies for breach of any duty (contractual or otherwise), including without limitation fiduciary duties, by reason of any such activities or of such Person’s participation therein; and (iv) in the event that any member of the WCP Group acquires knowledge of a potential transaction or matter that may be a corporate opportunity for the Corporation or its Affiliated Companies, on the one hand, and any member of the WCP Group, on the other hand, or any other Person, no member of the WCP Group shall have any duty (contractual or otherwise), including without limitation fiduciary duties, to communicate, present or offer such corporate opportunity to the Corporation or its Affiliated Companies and shall not be liable to the Corporation, its stockholders or its Affiliated Companies for breach of any duty (contractual or otherwise), including without limitation fiduciary duties, by reason of the fact that any member of the WCP Group directly or indirectly pursues or acquires such opportunity for itself, directs, sells, assigns or transfers such opportunity to another Person, or does not present or communicate such opportunity to the Corporation or its Affiliated Companies, even though such corporate opportunity may be of a character that, if presented to the Corporation or its Affiliated Companies, could be taken by the Corporation or its Affiliated Companies. For the avoidance of doubt, nothing contained in the ARTICLE NINE shall prohibit the Corporation and its Affiliated Companies from pursuing and/or executing any corporate opportunity.

Section 3. Certain Definitions. For purposes of this ARTICLE NINE, (i) “WCP Group” means Waud Capital Partners, L.L.C., its affiliates and any of their respective managed investment funds and portfolio companies (other than the Corporation and its Affiliated Companies) and their respective partners, members, directors, employees, stockholders, agents, any successor by operation of law (including by merger) of any such person, and any entity that acquires all or substantially all of the assets of any such person in a single transaction or series of related transactions, in each case, whether or not any of the foregoing are serving as directors or officers of the Corporation or any Affiliated Company; (ii) “Affiliated Company” means any company or entity controlled by the Corporation.

Section 4. Amendment of this Article. Notwithstanding anything to the contrary elsewhere contained in this Certificate of Incorporation: (i) the affirmative vote of the holders of at least eighty percent (80%) of the voting power of all shares of Common Stock then outstanding, voting together as a single class, shall be required to alter, amend or repeal, or to adopt any provision inconsistent with, this ARTICLE NINE; (ii) neither the alteration, amendment or repeal of this ARTICLE NINE nor the adoption of any provision of this Amended and Restated Certificate of Incorporation inconsistent with this ARTICLE NINE shall eliminate or reduce the effect of this ARTICLE NINE in respect of any matter occurring, or any cause of action, suit or claim that, but for this ARTICLE NINE, would accrue or arise, prior to such alteration, amendment, repeal or adoption.

Section 5. Deemed Notice. Any person or entity purchasing or otherwise acquiring any interest in any shares of the Corporation shall be deemed to have notice of, and to have consented to, the provisions of this ARTICLE NINE.

Section 6. Exception. Notwithstanding the foregoing provisions of this ARTICLE NINE, the preceding provisions of this ARTICLE NINE shall not apply to any corporate opportunity which is expressly offered to a member of the WCP Group who is then a director or officer of the Corporation if such corporate opportunity is offered to such person in writing solely in his or her capacity as an officer or director of the Corporation, and the Corporation does not renounce any interest or expectancy in such opportunity.

ARTICLE TEN

Section 1. Section 203 of the DGCL. The Corporation expressly elects not to be governed by Section 203 of the DGCL.

Section 2. Interested Stockholder Transactions. Notwithstanding any other provision in this Certificate of Incorporation to the contrary, the Corporation shall not, after the Effective Time, engage in any Business Combination (as defined hereinafter) with any Interested Stockholder (as defined hereinafter) for a period of three years following the time that such stockholder became an Interested Stockholder, unless:

(a)	prior to such time the Board of Directors approved either the Business Combination or the transaction which resulted in such stockholder becoming an Interested Stockholder;

(b)

upon consummation of the transaction which resulted in such stockholder becoming an Interested Stockholder, such stockholder owned at least eighty-five percent (85%) of the Voting Stock (as defined hereinafter) of the Corporation outstanding at the time the transaction commenced, excluding for purposes of determining the Voting Stock outstanding (but not the outstanding Voting Stock owned by such stockholder) those shares owned (i) by Persons (as defined hereinafter) who are directors and also officers of the Corporation and (ii) employee stock plans of the Corporation in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

(c)	at or subsequent to such time the Business Combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least a majority of the outstanding Voting Stock which is not owned by such stockholder.

Section 3. Exceptions to Prohibition on Interested Stockholder Transactions. The restrictions contained in this ARTICLE TEN shall not apply if:

(a)	a stockholder becomes an Interested Stockholder inadvertently and (i) as soon as practicable divests itself of ownership of sufficient shares so that the stockholder ceases to be an Interested Stockholder; and (ii) would not, at any time within the three-year period immediately prior to a Business Combination between the Corporation and such stockholder, have been an Interested Stockholder but for the inadvertent acquisition of ownership; or

(b)

the Business Combination is proposed prior to the consummation or abandonment of and subsequent to the earlier of the public announcement or the notice required hereunder of a proposed transaction which (i) constitutes one of the transactions described in the second sentence of this Section 3(b) of this ARTICLE TEN; (ii) is with or by a Person who either was not an Interested Stockholder during the previous three years or who became an Interested Stockholder with the approval of the Board of Directors; and (iii) is approved or not opposed by a majority of the directors then in office (but not less than one) who were directors prior to any Person becoming an Interested Stockholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors. The proposed transactions referred to in the preceding sentence are limited to (x) a merger or consolidation of the Corporation (except for a merger in respect of which, pursuant to § 251(f) of the DGCL, no vote of the stockholders of the Corporation is required); (y) a sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation (other than to any direct or indirect wholly-owned subsidiary or to the Corporation) having an aggregate market value equal to fifty percent (50%) or more of either that aggregate market value of all of the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding Stock (as defined hereinafter) of the Corporation; or (z) a proposed tender or exchange offer for fifty percent (50%) or more of the outstanding Voting Stock of the Corporation. The Corporation shall give not less than 20 days’ notice to all Interested Stockholders prior to the consummation of any of the transactions described in clause (x) or (y) of the second sentence of this Section 3(b) of this ARTICLE TEN.

Section 4. Definitions. As used in this ARTICLE TEN only, and unless otherwise provided by the express terms of this ARTICLE TEN, the following terms shall have the meanings ascribed to them as set forth in this Section 4 of this ARTICLE TEN:

(a)	“Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another Person;

(b)	“Associate,” when used to indicate a relationship with any Person, means: (i) any corporation, partnership, unincorporated association or other entity of which such Person is a director, officer or partner or is, directly or indirectly, the owner of twenty percent (20%) or more of any class of Voting Stock; (ii) any trust or other estate in which such Person has at least a twenty percent (20%) beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such Person, or any relative of such spouse, who has the same residence as such Person;

(c)	“Business Combination” means:

(i)	any merger or consolidation of the Corporation or any direct or indirect majority-owned subsidiary of the Corporation with (A) the Interested Stockholder, or (B) with any Person if the merger or consolidation is caused by the Interested Stockholder and as a result of such merger or consolidation Section 2 of this ARTICLE TEN is not applicable to the surviving entity;

(ii)	any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the Corporation, to or with the Interested Stockholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation which assets have an aggregate market value equal to ten percent (10%) or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding Stock of the Corporation; or

(iii)	any transaction or series of transactions which results in the issuance or transfer by the Corporation or by any direct or indirect majority-owned subsidiary of the Corporation of ten percent (10%) or more of any class or series of Stock of the Corporation or of such subsidiary to the Interested Stockholder, except: (A) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into Stock of the Corporation or any such subsidiary which securities were outstanding prior to the time that the Interested Stockholder became such; (B) pursuant to a merger under § 251(g) or § 253 of the DGCL; (C) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into Stock of the Corporation or any such subsidiary which security is distributed, pro rata to all holders of a class or series of Stock of the Corporation subsequent to the time the Interested Stockholder became such; or (D) pursuant to an exchange offer by the Corporation to purchase Stock made on the same terms to all holders of such Stock;

(d)	“Control,” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of stock or other equity interests, by contract or otherwise. A Person who is the owner of twenty percent (20%) or more of the outstanding Voting Stock of any corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary; notwithstanding the foregoing, a presumption of control shall not apply where such Person holds Voting Stock, in good faith and not for the purpose of circumventing this ARTICLE TEN, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity;

(e)

“Interested Stockholder” means any Person (other than the Corporation and any direct or indirect majority-owned subsidiary of the Corporation) that (i) is the owner of fifteen percent (15%) or more of the outstanding Voting Stock of the Corporation, or (ii) is an Affiliate or Associate of the Corporation and was the owner of fifteen percent (15%) or more of the outstanding Voting Stock of the Corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such Person is an Interested Stockholder, and the Affiliates and Associates of such Person. Notwithstanding anything in this ARTICLE TEN to the contrary, the term “Interested Stockholder” shall not include: (x) Waud Capital Partners, L.L.C. or any investment fund managed by Waud Capital Partners, L.L.C. or any of their respective Affiliates or Associates from time to time and any other person or entity with whom any of the foregoing are acting as a group or in concert for the purpose of acquiring, holding, voting or disposing of shares of stock of the Corporation; (y) any Person who would otherwise be an Interested

Stockholder because of a transfer, sale, assignment, conveyance, hypothecation, encumbrance, or other disposition of five percent (5%) or more of the outstanding Voting Stock of the Corporation (in one transaction or a series of transactions) by any party specified in the immediately preceding clause (x) to such Person; provided, however, that such Person was not an Interested Stockholder prior to such transfer, sale, assignment, conveyance, hypothecation, encumbrance, or other disposition; or (z) any Person whose ownership of shares in excess of the fifteen percent (15%) limitation set forth herein is the result of action taken solely by the Corporation, provided that, for purposes of this clause (z), such Person shall be an Interested Stockholder if thereafter such Person acquires additional shares of Voting Stock of the Corporation, except as a result of further action by the Corporation not caused, directly or indirectly, by such Person; provided further that, for purposes of clause (x), if (i) Waud Capital Partners, L.L.C., any investment fund managed by Waud Capital Partners, L.L.C. and any of their respective Affiliates or Associates are in the aggregate the owners of less than fifteen percent (15%) of the outstanding Voting Stock of the Corporation and (ii) thereafter any such Person becomes the owner of fifteen percent (15%) or more of the outstanding Voting Stock of the Corporation, such Person shall then be an Interested Stockholder; provided further that, for purposes of clause (y) if (i) after any such Person becomes the owner of fifteen percent (15%) or more of the outstanding Voting Stock of the Corporation as provided in clause (y), and (ii) such Person becomes the owner of less than fifteen percent (15%) of the outstanding Voting Stock of the Corporation, then such Person thereafter becomes the owner of fifteen percent (15%) or more of the outstanding Voting Stock of the Corporation, such Person shall then be an Interested Stockholder;

(f)

“Owner,” including the terms “own” and “owned,” when used with respect to any Stock, means a Person that individually or with or through any of its Affiliates or Associates beneficially owns such Stock, directly or indirectly; or has (A) the right to acquire such Stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a Person shall not be deemed the owner of Stock tendered pursuant to a tender or exchange offer made by such Person or any of such Person’s Affiliates or Associates until such tendered Stock is accepted for purchase or exchange; or (B) the right to vote such Stock pursuant to any agreement, arrangement or understanding; provided, however, that a Person shall not be deemed the owner of any Stock because of such Person’s right to vote such Stock if the agreement, arrangement or understanding to vote such Stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to ten (10) or more Persons; or has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in (B) of this Section 4(f) of ARTICLE TEN), or disposing of such Stock with any other Person that beneficially owns, or whose Affiliates or Associates beneficially own, directly or indirectly, such Stock; provided, that, for the purpose of determining whether a Person is an Interested Stockholder, the Voting Stock of the Corporation deemed to be outstanding shall include Stock deemed to be owned by the Person through application of this definition of “owned” but shall not include any other unissued Stock of the Corporation which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise;

(g)	“Person” means any individual, corporation, partnership, unincorporated association or other entity;

(h)	“Stock” means, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest; and

(i)	“Voting Stock” means, with respect to any corporation, Stock of any class or series entitled to vote generally in the election of directors and, with respect to any entity that is not a corporation, any equity interest entitled to vote generally in the election of the governing body of such entity. Every reference to a percentage of Voting Stock shall refer to such percentage of the votes of such Voting Stock.

ARTICLE ELEVEN

On or before the third anniversary of the Effective Date, neither the Corporation nor any of its direct or indirect subsidiaries shall adopt or otherwise implement any “poison pill” stockholder rights plan, or issue, sell or otherwise distribute any rights or securities to any person pursuant to such a plan, without first obtaining the approval of the holders of a majority of the voting power of the capital stock of the Corporation then outstanding. Any action taken in contravention of the preceding sentence shall be null and void.

ARTICLE TWELVE

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed herein and by the laws of the State of Delaware, and all rights conferred upon stockholders herein are granted subject to this reservation. Notwithstanding any other provision of this Certificate of Incorporation or the Bylaws of the Corporation, and notwithstanding the fact that a lesser percentage or separate class vote may be specified by law or otherwise, but in addition to any affirmative vote of the holders of any particular class or series of the capital stock required by law or otherwise, the affirmative vote of the holders of at least a majority of the voting power of all outstanding shares of capital stock of the Corporation entitled to vote thereon, other than shares owned by any Interested Stockholder, shall, voting together as a single class, be required to adopt any provision inconsistent with, to amend, alter, change or repeal any provision of ARTICLE SIX, SEVEN, EIGHT, TEN, ELEVEN, TWELVE, THIRTEEN or FOURTEEN of this Certificate of Incorporation.

ARTICLE THIRTEEN

Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director or officer of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation arising pursuant to any provision of the Delaware General Corporation Law or the Corporation’s Certificate of Incorporation or by-laws or (iv) any action asserting a claim against the Corporation governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this ARTICLE THIRTEEN.

ARTICLE FOURTEEN

To the extent that any provision of this Certificate of Incorporation is found to be invalid or unenforceable, such invalidity or unenforceability shall not affect the validity or enforceability of any other provision of this Certificate of Incorporation, and following any determination by a court of competent jurisdiction that any provision of this Certificate of Incorporation is invalid or unenforceable, this Certificate of Incorporation shall contain only such provisions (i) as were in effect immediately prior to such determination and (ii) were not so determined to be invalid or unenforceable.

*    *    *    *    *

CERTIFICATE OF AMENDMENT

TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

ACADIA HEALTHCARE COMPANY, INC.

ACADIA HEALTHCARE COMPANY, INC., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify:

FIRST: The name of the Corporation is Acadia Healthcare Company, Inc.

SECOND: The Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on October 28, 2011.

THIRD: The Board of Directors of the Corporation, acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware, adopted resolutions to amend Part A of ARTICLE FOUR of the Amended and Restated Certificate of Incorporation so that, as amended, it shall be and read in its entirety as follows:

“PART A. AUTHORIZED SHARES

The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 190,000,000 shares, consisting of:

1. 10,000,000 shares of Preferred Stock, par value $0.01 per share (the “Preferred Stock”); and

2. 180,000,000 shares of Common Stock, par value $0.01 per share (the “Common Stock”).

The Preferred Stock and the Common Stock shall have the rights, preferences and limitations set forth below.”

FOURTH: The above amendment to the Amended and Restated Certificate of Incorporation of the Corporation was duly adopted and approved at a special meeting of the stockholders in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused certificate to be signed on this 3rd day of March, 2016.

ACADIA HEALTHCARE COMPANY, INC.

By:	/s/ Christopher L. Howard
Name:	Christopher L. Howard
Title:	Executive Vice President, General Counsel and Secretary